Filed Pursuant to Rule 424(b)(3)
Registration No. 333- 250204

PROSPECTUS SUPPLEMENT NO. 2

(to prospectus dated March 2, 2021)

198,917,280 Shares

Class A Common Stock

This prospectus supplement updates and amends the prospectus dated March 2, 2021, which relates to the resale of up to 198,917,280 shares of Class A common stock by the registered stockholders identified in the prospectus, as amended and supplemented from time to time, or the Registered Stockholders. The Registered Stockholders may, or may not, elect to sell their shares of Class A common stock covered by the prospectus, as and to the extent they may determine. Such sales, if any, will be made as described in the section titled “Plan of Distribution.” We will not receive any proceeds from the sale of shares of Class A common stock by the Registered Stockholders.

This prospectus supplement is being filed to update, amend and supplement the information previously included in the prospectus with the information attached to this prospectus supplement. You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.

Our Class A common stock is traded on the New York Stock Exchange, or the NYSE, under the symbol “RBLX.” On June 9, 2021, the last reported sale price of our Class A common stock on the NYSE was $91.04 per share.

See the section titled “Risk Factors” beginning on page 15 of the prospectus to read about factors you should consider before buying shares of our Class A common stock.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 10, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

June 10, 2021

Roblox Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-39763	20-0991664
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

970 Park Place

San Mateo, California 94403

(Address of principal executive offices, including zip code)

(888) 858-2569

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	RBLX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events.

On June 10, 2021, Roblox Corporation (the “Company”) issued a press release announcing that, on June 9, 2021, a number of entities owning or controlling the rights to musical compositions, including Universal Music Corp., through a coordinated effort of the National Music Publishers Association (“NMPA”) filed a lawsuit against the Company in the U.S. District Court for the Central District of California, captioned ABKCO Music, Inc.; Big Machine Music, LLC; Boosey & Hawkes, Inc.; Cherio Corporation; Concord Music Publishing LLC; Concord Music Group, Inc.; Downtown Music Publishing LLC; Hipgnosis SFH I Limited; Hipgnosis Songs Group, LLC; Kobalt Music Publishing America, Inc.; MPL Communications, Inc.; MPL Music Publishing, Inc.; Panther Music Corp.; Peer International Corporation; Peermusic Ltd.; Peermusic III, Ltd.; Polygram Publishing, Inc.; Rodgers & Hammerstein Holdings LLC; Pulse 2.0, LLC; Reservoir Media Management, Inc.; Songs of Peer, Ltd.; Songs of Universal, Inc.; Southern Music Publishing Co., Inc.; Spirit Music Holdings, Inc.; Universal Music – MGB NA LLC; Universal Music – Z Tunes LLC; Universal Music Corp.; Universal Music Publishing, Inc.; Universal Musica, Inc., Plaintiffs v. Roblox Corporation, Defendant, alleging that the Company engaged in copyright infringement by using certain musical compositions on the Roblox platform without necessary licenses. The Company intends to vigorously defend itself against the claims set forth in the complaint, and given the recent filing, the Company cannot predict the ultimate outcome of such litigation and has not come to a view on the value of any ultimate outcome at this time.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein in its entirety by reference. Such press release, including any information that is incorporated herein, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder, or the Exchange Act or the rules and regulations of the SEC thereunder, except as shall be expressly set forth by specific reference in such filing or document.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated June 10, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROBLOX CORPORATION
Date: June 10, 2021	By:	/s/ Mark Reinstra
Mark Reinstra General Counsel and Secretary

Exhibit 99.1

Addressing Recently Filed Litigation by Certain Music Publishers

As a platform powered by a community of creators, we are passionate about protecting intellectual property rights – from independent artists and songwriters, to music labels and publishers – and require all Roblox community members to abide by our Community Rules. We do not tolerate copyright infringement, which is why we use industry-leading, advanced filtering technology to detect and prohibit unauthorized recordings. We expeditiously respond to any valid Digital Millennium Copyright Act (DMCA) request by removing any infringing content and, in accordance with our stringent repeat infringer policy, taking action against anyone violating our rules.

We are surprised and disappointed by this lawsuit which represents a fundamental misunderstanding of how the Roblox platform operates, and will defend Roblox vigorously as we work to achieve a fair resolution.

We believe the Roblox metaverse provides a massive opportunity for the music industry, and have partnered with major labels and publishers to host successful music events, attended by millions of fans, for such artists as Ava Max, Lil Nas X, Why Don’t We, Royal Blood, and Zara Larsson. We are committed to continuing to partner with the music industry to unlock new, creative, and commercial opportunities for artists and songwriters through virtual merchandise, exclusive virtual concerts, Launch Parties, and more.

Contacts

Teresa Brewer

Roblox Corporate Communications

press@roblox.com

Anna Yen

Roblox Investor Relations

IR@roblox.com